Exhibit 99.1



February 2013
Volume 7 : Issue 1
www.sdsbp.com

SOUTH DAKOTA SOYBEAN PROCESSORS



By Tom Kersting,
Chief Executive Officer,
Tom.Kersting@sdsbp.com

Many Factors Combine to Produce Record Year

I am pleased to announce that South Dakota Soybean Processors (SDSP) ended its fiscal year Dec. 31, 2012, with a record year. We are reporting a consolidated net income of $14.5 million, and I invite you to look inside for our unaudited financial statements for the year.

Several factors led to these good numbers, some within our control, others outside our control. In 2012 both groups of factors worked in our favor.

Positive events outside our control

SDSP's fiscal year is on a calendar-year basis. That means we ended up processing crops from two different years—2011 and 2012. We have no control over what Mother Nature gives us, but we were fortunate to have two good crop years back to back. The quality of both crops was favorable in terms of moisture and oil/protein content.

Last year's drought in South America improved export demand for U.S. soybean meal, our primary product. Demand for soybean oil from the biodiesel industry was fairly strong for most of 2012. We also benefitted from reduced competition from competing products, such as distiller grains, as the ethanol industry experienced a slow down.

SDSP benefitted from lower costs in two major areas. The cost of natural gas, one of our major expenses, was relatively low as compared to previous years. In addition, favorable interest rates, lower than the long-term average, played a positive role, especially considering the substantial dollars needed to operate a crushing facility.

Positive actions within our control

While the factors outside of our control certainly worked in our favor in 2012, what really put SDSP over the top financially were the factors within our control—the actions taken by our board, management, and associates.

For example, SDSP processed nearly two million additional bushels of soybeans in 2012 compared to 2011. In addition, 2012 was the first full year operating our deodorizer and refinery, allowing us to produce 88 million more pounds of food-quality salad oil—a definite boost to our margin structure.

Our operating team was disciplined in meeting our product quality and production goals while watching expenses. They have done a great job with efforts in sanitation, allowing us to continue with our Safe Quality Food (SQF) program and certification. This renewed emphasis on production goals and sanitation truly produced results. The best part is that we were able to achieve these results without any major accidents.

On the commercial side, our marketing team did an excellent

Continued on page 2

SOUTH DAKOTA SOYBEAN PROCESSORS

UNAUDITED ANNUAL FINANCIAL STATEMENTS FOR YEAR ENDED DEC. 31, 2012

Condensed Consolidated Balance Sheet

For the Year Ended December 31, 2012

Assets	
Current assets	
Cash and cash equivalents	$ 292,874
Trade accounts receivable	30,596,162
Inventories	72,469,499
Other current assets	2,865,552
Total current assets	106,224,087
Property and equipment	62,457,602
Less accumulated depreciation	(35,989,551)
Total property and equipment, net	26,468,051
Other assets	
Investments in cooperatives	8,197,832
Other long-term assets	155,266
Total other assets	8,353,098
Total assets	$ 141,045,236
Liabilities and Members' Equity	
Current liabilities	
Current maturities of long-term debt	$ 2,600,000
Note payable - seasonal loan	16,917,303
Accounts payable	3,196,618
Accrued commodity purchases	62,421,223
Other current liabilities	2,759,409
Total current liabilities	87,894,553
Long-term liabilities	
Long-term debt, less current maturities	11,600,000
Deferred liabilities	126,213
Total long-term liabilities	11,726,213
Members' equity	41,424,470
Total liabilities and members' equity	$ 141,045,236

Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2012

Net revenues	$ 411,985,913
Cost of revenues	(395,072,744)
Gross profit	16,913,169
Administrative expenses	(2,415,460)
Operating profit	14,497,709
Other income (expense)	
Interest expense	(1,929,660)
Other non-operating income	2,171,884
Income tax expense	(1,000)
Total other income (expense)	242,224
Income from continuing operations	14,739,933
Loss on discontinued operations	(236,800)
Net income	$ 14,503,133
Basic and diluted earnings per capital unit	$ 0.48
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000



Factors Combine to Produce Record Year

Continued from page 1

job of positioning our company in the purchase of beans and sale of our products, maximizing what the market presented.

As you can see, our good numbers cannot be attributed to any one factor. And it took the contribution of every department to produce last year's record-breaking profit. I am very proud of all of our associates for working together to achieve this goal. I also thank you, our members, for sticking with us and being part of this past year's success story.

Capital Units Trading History

Period	Units Traded	Average Price
2012-Q4	121,000	$0.55
2012-Q3	36,000	$0.64
2012-Q2	43,000	$0.53
2012-Q1	24,500	$0.47

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our website at *www.sdsbp.com*, or email *memberinfo@sdsbp.com*.

2
©2013 South Dakota Soybean Processors, LLC. All Rights Reserved. Published in partnership with VistaComm® (*www.VistaComm.com*).

3 OP e R a TiO n S UP d a T e The slogan contest, which o f fered a cash prize for the winners, is just the latest initiative in building the culture of safety at SDS P . W e also provided an incentive for employees to become more involved in submitting safety suggestions. Employees whose suggestions were selected by the Safety Committee received a $25 prize and the satisfaction of seeing their idea acted upon. Suggestions ranged from installing a hinged access door over a rail scale pit in order to help prevent falls to installing electrical throw switches on the pelleter to aid in lock - out tag - out of machines during routine maintenance procedures. In addition, the names of all employees making suggestions, as well as those actively participating in our Safety Rocks! program through our monthly safety meetings, were put into the drawing for a $200 and $800 cash prize. The buzz created by the prizes was amazing, and employees were excited. The idea is to increase awareness, reduce accidents, and improve overall safety at our facilit y , at the same time reducing costs. W e feel confident it ’ s working. And now our new safety logo will keep the enthusiasm going into 2013. F r om plant sa f ety to f ood sa f ety and b e y ond Becoming a safe - food facility has also played an important role in SDSP ’ s success this past yea r . In achieving and maintaining our Safe Quality Food In 2013, we’re expanding our goals. Not only will we be a food - safe - certified facilit y , but we will be working toward obtaining a feed - safe certification — a major milestone in being competitive with our feed products in the global market. Plant efficiencies p a y dividends Hard work and perseverance win the race every da y , and it ’ s good to see that our operation ’ s push for continued efficiencies paid o f f in 2012 . W e’ve improved the output of the plant and proved that we can do things that we never thought were possible . First, we’re removing more oil from each soybean than two years ago and putting it into our refinery where we add value. In addition, thanks to the e f forts of our people who have been pushing to succeed and reach our goals, we’re now crushing upwards of 80,000 bushels from a plant designed in 1996 to crush 50,000 bushels. Not only have we pushed the limits, but we’re accomplishing that production while producing good quality products. I’m proud of their accomplishment! Building the Sa f ety Culture B y Joh n Prohaska , Grou p Operation s Manage r , John.Prohaska@sdsbp.com There ’ s nothing like a contest to get people ’ s attention, and our employees are no exception. That ’ s why our recent safety slogan competition is one of several steps we’ve taken to continue to build safety awareness at SDS P . W e’re pleased with the results. T wo members of our Sanitation Cre w , T yler Kopfmann and Erick Phommaracksa, submitted the winning slogan: Safety Does Save People — playing on the abbreviation for our company — SDS P . W e’ll be utilizing that slogan throughout the coming year — posting it on signs throughout the facilit y , on communications to our employees, as well as on some promotional items. It ’ s a great way to drive home the concept that safety matters to the well - being of our employees and to our company ’ s bottom line. Keeping our employees safe is a win - win for everyone. (SQF) certification in 2012, and again in 2013, the mindset of our employees continues to evolve. SDSP is no longer just a producer of feed, but a producer of food for human consumption. As a result, we’ve been focusing more intensely on sanitation, spending a considerable investment on deep cleaning the facility in 2012. Because of the visible improvements and cultural changes through these e f forts, our operators are taking greater ownership in their work environment as well as pride in their facility and in producing some of the best soybean oil in the countr y . S a f e ty D oes S a v e P eople

SOUTH DAKOTA SOYBEAN PROCESSORS
100 Caspian Ave
PO Box 500
Volga, SD 57071

PRSRT STD
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Check out current meal, hull, and hi-protein pellet quotes at *www.sdsbp.com*.

Board Change Requires Election of Directors

SDSP members will be electing a smaller Board of Managers in 2013. The election of all board members comes after the membership approved an amendment to SDSP's operating agreement to decrease the number of membership districts from seven to five, thus decreasing the size of the board from 21 to 15 members.

As a result, every board seat will be open for election during the annual meeting in June 2013. While some incumbents may decide to run for re-election, the Board of Managers and management encourage members who have an interest in serving to consider running for a board seat. This is an opportunity to utilize your skills and experience in helping lead South Dakota Soybean Processors into the future.

As SDSP Board Chairman Ron Gorder explained in the September 2012 newsletter, this amendment retains the three directors per district, but provides for a more even and fairer distribution of SDSP's members in the realigned districts. The reduction in board size should provide a cost savings, albeit small, to the company.

A letter providing additional details on the changes and information on the election process has been sent to each member.

Five SDSP Districts

District	State	Counties
1	South Dakota	Brookings, Deuel, Hamlin, and Kingsbury
2	South Dakota	Lake, McCook, Miner, Minnehaha, and Moody
	Minnesota	Cottonwood, Jackson, Murray, Nobles, Pipestone, and Rock
3	Minnesota	Lac qui Parle, Lincoln, Lyon, and Yellow Medicine
4	Minnesota	All other counties in Minnesota
5	South Dakota	All other counties in South Dakota
	All Other States	


To view a map of SDSP's five re-aligned membership districts, go to *sdsbp.com* and click on Board of Managers.
SOUTH DAKOTA SOYBEAN PROCESSORS

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